                                                                    EXHIBIT 10.4

                             SEPARATION AGREEMENT

     THIS AGREEMENT is made this first day of May, 2000, by and between FOCUS Enhancements, Inc., A Delaware Corporation, hereinafter referred to as the "Company", and Thomas L. Massie, hereinafter referred to as "Employee".

     RECITALS:

     WHEREAS, beginning on or about December 18, 1992, Company and Employee entered into an employment agreement, which was subsequently amended on March 22, 1993, December 16, 1993, and restated on January 1, 1998 (collectively, the "Employment Contract"); and

     WHEREAS, Employee owes to Company $140,000, plus interest, pursuant to promissory notes dated January 6, 1996 and December 1, 1998 (collectively, the "Notes");

     WHEREAS, Employee has voluntarily chosen to sever the employment relationship; and

     WHEREAS, Employee and Company now desire to avoid any disputes or differences regarding any prospective claims which may be asserted by Employee regarding any entitlement to continuation of his employment with the Company;

     NOW, THEREFORE, in consideration of the above recitals, which are incorporated herein by this reference, and in further consideration of the covenants, promises and conditions hereinafter set forth, Employee and Company agree as follows:

1. Employee's employment with the Company shall be considered as and was terminated effective April 28, 2000 ("Termination Date"). As of the Termination Date, the Employment Contract shall be considered terminated by Employee. Company acknowledges that termination of the Employment Contract shall not contravene any rights that Employee may otherwise have to continue to serve as Chairman of Company's Board of Directors for the remainder of his elected term. Notwithstanding the foregoing, sections 2.3, 2.4, 2.5 and 2.6 of the Employment Contract shall survive termination of this Agreement.

2. On the Termination Date, Company delivered to Employee all salary earned and owed to Employee, less appropriate withholdings, through such date. All remaining remuneration consisting of vacation pay (11 days totaling $6,346.56) and unpaid bonus pay ($14,999.68.00) amounting to twenty-one thousand three hundred forty-six dollars ($21,346.24) fifty-seven cents is paid in hand herewith.

3. The Company agrees to and does deliver herewith to Employee in a certain Consulting Agreement between Focus Enhancements, Inc., and Employee, dated contemporaneously herewith, and is subject to all of the terms and provisions of the Consulting Agreement. Company agrees that during the term of the Consulting Agreement, all non-qualified stock options held by Employee as of the date hereof, shall continue to vest and shall continue to do so while Employee is a member of the Board of Directors.

4. This Separation Agreement is entered into voluntarily by the parties without cause. The Company acknowledges that pursuant to extensive investigation conducted during February-April 2000 by a Special Committee of the Board of Directors and independent accounting firms, the Special Committee made no findings that Employee had personal knowledge of or involvement in inventory misstatements made by a company accounting manager. The Company further acknowledges that Employee has fully performed the duties and obligations of his employment with Company as defined in
     Article 2 of the Employment Contract.

5. The Company agrees to reimburse Employee for COBRA expenses until (i) Employee accepts employment with another company where employee is eligible to participate in that company's health plan, or (ii) April 28, 2001, whichever is earlier.

6. Employee shall have the right to retain all Company records currently in his possession to assist him in his role as a member of the Board of Directors.

7. The Company agrees to forgive all outstanding balances due to the Company under the Notes, including interest, at a rate of one eighth (1/8) per Company's fiscal quarter on the last day of each such quarter beginning September 30, 2000, and continuing for eight fiscal quarters until such Notes are paid in full. Further, as of the date hereof, all interest on the Notes shall cease to accrue. Employee agrees, however, that should he voluntarily resign from his position as a member of the Company's Board of Directors for any reason prior to June 1, 2002, then any remaining unforgiven portion of the Notes shall become immediately due and payable and all interest that would have accrued but for this Agreement shall accelerate and become due. Company agrees that in no event shall the amount forgiven under the Note for which Employee shall receive an IRS form 1099 exceed $168,200.03.

8. Subject to approval by the Securities and Exchange Commission (SEC), the Company agrees to make a public statement via a press release transmitted via Business Wire, faxed to the Company's internal database, with a hard copy to all employees in substantially the form attached hereto.

9. Employee acknowledges his continuing duties to maintain Company's confidential information pursuant to an Employment Agreement executed between the parties, and further expressly agrees that he/she will keep in confidence and trust any proprietary information of the Company, which includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, masterworks, master data bases, algorithms, flowcharts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or costs or other financial data concerning any of the foregoing or the Company and its operations, generally. Employee further agrees not to use or disclose to any third party any such information without the prior written consent of an officer of the Company or without actual knowledge that the disclosure will be governed by a Non-disclosure Agreement between Company and the third party. Employee agrees that the herein covenant of confidentiality is a material part of this Agreement.

10. Except with respect to issues related to pending class action litigation and except as expressly provided herein to the contrary, each party hereto, on behalf of itself and its respective servants, agents, representatives, attorneys, insurers, predecessors, successors, administrators, trustees, affiliated and related entities, assignors and assignees, officers, directors, shareholders and employees, and each of them, releases the other party hereto and its respective servants, agents, representatives, attorneys, insurers, predecessors, successors, administrators, trustees, affiliated and related entities, assignors and assignees, officers, directors, shareholders and employees, and each of them, from any and all claims, demands, expenses, losses, causes of action, liabilities, obligations, damages, liens and/or liabilities of any kind or nature whatsoever, arising out of or related to Employee's employment with the Company to the date of this Agreement, the negotiations preceding such employment, and any and all facts, events or circumstances related thereto. In addition, Employee agrees not to instigate or otherwise cause a negative action to exist against Company, it officers or directors, including, but not limited to, judicial actions, administrative actions, or message boards relating to Company, except to the extent required by law.


     Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever related to Employee's employment with Company, known or unknown, suspected or unsuspected, past or present, which existed before the date of execution of this Agreement, including, but not limited to, any claims in tort or contract related to Employee's employment or to any acts or omissions of the Company involving Employee.

     Nothing herein shall contravene Employee's rights to indemnity for prior acts pursuant to the indemnity provisions of the Articles of Incorporation nor shall this Agreement limit any coverage to which Employee would otherwise be entitled under the Company's Directors and Officers Insurance.

11. The parties agree that the terms and provisions of this agreement shall remain confidential, and each party hereto shall use their best efforts to preserve such confidentiality.

12. The parties hereby agree that in any legal action or proceeding instituted to enforce the terms of this Agreement, to seek a declaration of rights in conjunction herewith, or otherwise relating to or arising out of this Agreement, whether in tort or in contract, the prevailing or successful party shall be entitled to recovery of its reasonable attorneys' fees, costs, and other expenses, notwithstanding whether the action or proceeding proceeds to trial or hearing, unless otherwise required by law.

13. This Agreement represents and contains the entire agreement and understanding among parties hereto with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom the enforcement of any modification or amendment is sought.

     Each party to the Agreement represents that it has executed this Agreement voluntarily and declares, warrants and represents that no promises, inducements, or other agreements not expressly contained and set forth in this Agreement have been made, and further, that the terms of this Agreement are contractual and not merely a recital, and shall be construed and enforced as such.

14. Each party hereto has been specifically advised of its right to counsel in conjunction with the negotiation and formulation of this Agreement, and, accordingly, this Agreement shall be construed as if negotiated and drafted jointly by each of the parties hereto, and shall be interpreted and construed accordingly.

     Each of the parties to this Agreement, and/or their attorneys and representatives, agree to execute any and all documents necessary to effectuate the terms, conditions and purposes of this Agreement.

15. In the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby and each remaining provision or portion thereof shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

16. This Agreement shall bind and inure to the benefit of each party and each party's agents, representatives, successors, heirs and assigns.

17. This Agreement may be executed in any number or counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed one and the same instrument.

18. This Agreement is the result of a compromise and settlement of claims presently asserted or potentially assertable by Employee and Company, and the consideration paid and received therefore is not to be construed as an admission of any obligation or liability by any party hereto or by persons not a part of this Agreement. Notwithstanding the foregoing, Company acknowledges that no competent finder of fact has adjudged Employee as having participated in any intentional misconduct.

19. Notwithstanding any other provision of this Agreement, each party hereto, as a part of the consideration for this Agreement, agrees that any controversy or claim arising out of this agreement or a breach thereof shall, on written request or either party served on the other, be submitted to binding arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties shall each appoint one person to hear and determine the dispute, and if they shall be unable to agree, then the two persons so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The cost of such arbitration shall be borne by the losing party, or in such proportions as the arbitrators shall decide. Arbitration shall take place in Boston, Massachusetts and shall be conducted in accordance with the Rules of the American Arbitration Association.

     Each party warrants and represents that this Agreement is executed by individuals or entities on its behalf by a duly authorized partner, officer or representative.

"Company"                                    "Employee"
FOCUS Enhancements, Inc.                     Thomas L. Massie



By: /s/ William B. Coldrick                  By: /s/ Thomas L. Massie
    ---------------------------                  ------------------------
Printed: William B. Coldrick                 Printed: Thomas L. Massie
         ----------------------                       -------------------
Vice Chairman of the Board
Date: May  ____, 2000                        Date: May 1, 2000